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                                     [LOGO]

                                                               December 30, 1996

Dear Shareholder:

    A special purpose trust (the "Trust") formed by Fleet Financial Group, Inc. ("Fleet") is offering to exchange its 8.00% Trust Originated Preferred Securities (the "Preferred Securities") for any and all of Fleet's depositary shares (the "Depositary Shares"), each representing a one-tenth interest in a share of Fleet's Series V 7.25% Perpetual Preferred Stock. The exchange will be made on the basis of one Preferred Security for one Depositary Share.

    Enclosed for your consideration are a Prospectus dated December 30, 1996 (the "Prospectus") and a Letter of Transmittal (collectively, the "Offer"). These enclosures contain detailed information concerning the Offer, including its terms and conditions, its purpose, the procedures for tendering Depositary Shares in exchange for Preferred Securities and information relating to certain tax consequences of exchanging Depositary Shares for Preferred Securities under the Offer. Please read the enclosed information carefully before deciding whether or not you wish to tender your Depositary Shares for exchange.

    Subject to the terms and conditions of the Offer, all of the Depositary Shares that are properly tendered (and are not withdrawn) will be exchanged for Preferred Securities.

    In reviewing the enclosed material, please bear in mind the following:

    - The Offer and withdrawal rights will expire at 12:00 Midnight, New York City time, on Thursday, January 30, 1997, unless the Offer is extended. Fleet National Bank, as exchange agent (the "Exchange Agent"), must receive the certificates representing your Depositary Shares and the Letter of Transmittal (or the Notice of Guaranteed Delivery, if applicable) by that time.

    - The exchange of Depositary Shares for Preferred Securities under the Offer is a taxable transaction under present federal income tax laws. In addition, your ownership and disposition of Preferred Securities may have different tax consequences than your ownership and disposition of Depositary Shares. You should consult your own tax advisor regarding the tax consequences to you of the exchange and the ownership and disposition of Preferred Securities, including the application and effect of federal, state, local and foreign tax laws.

    - Consummation of the Offer is conditioned on, among other things, tenders by a sufficient number of holders of Depositary Shares such that there be at least 400 record or beneficial holders of at least 1,000,000 Preferred Securities to be issued in exchange for such Depositary Shares, which condition may not be waived.

    Although Fleet's Board of Directors (the "Board') has authorized the Offer, neither the Board nor Fleet makes any recommendation as to whether you should tender all or any of your Depositary Shares for exchange in the Offer. You should make your own decision as to whether to tender Depositary Shares and, if so, how many Depositary Shares to tender.

    The Offer makes good economic sense for Fleet. Replacing the Depositary Shares with Preferred Securities will improve Fleet's after-tax cash flow. The cash flow benefit arises because interest payable by Fleet to the Preferred Securities' trust is deductible for federal income tax purposes, while the dividends payable by Fleet on the Depositary Shares are not.
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    I encourage you to read the enclosed materials carefully. If, after reviewing the information set forth in the Prospectus and Letter of Transmittal, you wish to tender Depositary Shares for exchange in the Offer, please either follow the instructions contained in the Prospectus and Letter of Transmittal or contact your broker, dealer, commercial bank, trust company or other nominee to effect the tender for you.

    If you need additional information or assistance in connection with the Offer, please contact the Information Agent, Georgeson & Company Inc., whose toll-free telephone number is (800) 223-2064, or the Dealer Managers, whose telephone numbers are set forth on the back cover of the Prospectus.

                                          Very truly yours,

                                          /s/ Terrence Murray

                                          Terrence Murray
                                          President and Chief Executive Officer